UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 30, 2012 (April 26, 2012)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2012, the compensation committee of the board of directors of the company adopted a new long-term incentive plan (the “LTI Plan”) effective January 1, 2012. The LTI Plan covers all executive officers of the company, other than the chairman of the board and chief executive officer and the vice chairman of the board. The annual long-term incentive awards (“LTI Awards”) will be made at targeted dollar levels, consisting of Performance Units comprising 75% of the target value and Restricted Stock Units comprising 25% of the target value.

Performance Units will be based upon a performance measure established by the compensation committee. The performance measure for 2012 is the annual average return on assets for a three-year Performance Period (e.g., 2012 – 2014) at a targeted percentage return. Each Performance Unit will have a target payout of $100, and covered officers will be eligible to earn 50% of the target aggregate value of Performance Units awarded to that officer by the company achieving a threshold of 80% of the targeted performance measure for the three-year Performance Period, and up to a maximum of 200% of the target aggregate value of Performance Units by the company achieving 120% of the targeted performance measure for the three-year Performance Period.

Performance Units will be paid in cash at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and subject to change in control events described below.

Restricted Stock Units will be awarded to each covered officer equal to 25% of the targeted total dollar amount of the LTI Award for that officer based on the average weighted trailing three-month price of our common stock prior to the beginning of the Performance Period. Restricted Stock Units vest at the end of the Performance Period subject to continued employment by the covered officer throughout the Performance Period and are also subject to vesting upon a change in control event described below. Payout of Restricted Stock Units will be made in cash at the end of the Performance Period based on number of Restricted Stock Units times the average weighted trailing 3-month stock price of our common stock as of December 31 of the third year of the Performance Period.

Performance Units and Restricted Stock Units will automatically vest upon a Change of Control Event as defined in the company’s 2004 Equity Incentive Plan. Those change in control events include (i) a person acquiring a majority of the company’s voting securities, (ii) the merger or consolidation of the company with another company, (iii) the sale of all or substantially all of the company’s assets, or (iv) any other kind of a corporate reorganization or takeover where the company is not the surviving company or where the company is the surviving company and the members of the board immediately prior to the reorganization do not constitute a majority of the board of directors of the surviving company.

Upon vesting due to a change in control event, the Performance Units will be paid in cash based on the time elapsed during the three-year Performance Period and the relative performance of the company (through the last quarter-end preceding the change in control event) relative to the targeted performance measure for that LTI Award, all as computed by our compensation committee. Restricted Stock Units will be paid in cash upon the change of control event based on the number of Restricted Stock Units times the per share price paid for the common stock in the change of control event. If the change of control event does not entail the payment for common stock in cash or other consideration, the Restricted Stock Units will be paid based on the number of Restricted Stock Units times the average weighted trailing 3-month stock price of our common stock immediately prior to the change of control event.

A copy of the LTI Plan is filed as an exhibit to this report and the foregoing summary is qualified in all respects to the terms of the LTI Plan, which is incorporated herein by reference.

On April 26, 2012, the compensation committee also made the 2012 LTI Awards for certain executive officers of the company. The Performance Period for the 2012 LTI Awards is January 1, 2012 through December 31, 2014. Restricted Stock Units were awarded based on the average weighted trailing three-month price of our common stock prior to the beginning of the Performance, which was $3.61 per share. The 2012 LTI Awards for the executive officers covered by the incentive plans who are named executive officers in the company’s 2012 Proxy Statement are as follows:

	2012 Target Long- Term Incentive	Performance Unit Awards ($100 per Unit)	Restricted Stock Unit Awards (# of shares)
Darrin J. Andersen, President and COO	$600,000	4,500 Units	41,551 Shares
Douglas E. Nickerson, Chief Financial Officer	$200,000	1,500 Units	13,850 Shares
Michael O. Walrod, Vice President of Operations	$100,000	750 Units	6,925 Shares

Item 8.01.	Other Events.

On April 26, 2012, the company’s board of directors declared a regular quarterly cash dividend of $0.05 per common shares payable May 29, 2012, to stockholders of record as of May 15, 2012.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	QC Holdings, Inc. Long-Term Incentive Plan effective as of January 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: April 30, 2012

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer